Exhibit 99.6

BMO Capital Markets Corp.
151 West 42nd Street
New York, NY 10036

July 17, 2023

Special Committee of the Board of Directors

Global Net Lease, Inc.

650 Fifth Ave, 30th Floor

New York, NY 10019

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letters, each dated May 23, 2023, to the Special Committee of the Board of Directors of Global Net Lease, Inc. (“GNL”) as Annex D and Annex E to, and to the references to such opinion letters under the headings “Summary—Opinions of the GNL Special Committee’s Financial Advisor”, “The Proposed Transactions—Background of the REIT Merger and the Internalization Merger”, “The Proposed Transactions—GNL’s Reasons for the REIT Merger and the Internalization Merger”, “Opinions of Financial Advisor to the GNL Special Committee” and “Prospective Financial Information—Certain GNL Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to, among other things, the proposed merger involving GNL and The Necessity Retail REIT, Inc. (“RTL”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of GNL (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letters are not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.